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                                                                       Exhibit 2

                             STOCKHOLDERS AGREEMENT

            This Stockholders Agreement, dated as of November 20, 1997 (this "Agreement"), is made and entered into among TRW Inc., an Ohio corporation ("Parent"), Systems Acquisition Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and each other party listed on the signature pages hereof (each, a "Stockholder").

            WHEREAS, as of the date hereof, each Stockholder owns (beneficially and of record) the number of shares of common stock, par value $.01 per share, of BDM International, Inc., a Delaware corporation (the "Company"), set forth opposite such Stockholder's name on Exhibit A hereto (all such shares so owned and which may hereafter be acquired by the Stockholders prior to the termination of this Agreement, whether upon the exercise of Company Options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Shares");

            WHEREAS, immediately prior to the execution and delivery of this Agreement, Parent, Merger Sub and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, upon the terms and subject to the conditions set forth therein, for the merger of Merger Sub with and into the Company (the "Merger"); and

            WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder has agreed, severally and not jointly, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                          TRANSFER AND VOTING OF SHARES

             1.1. VOTING OF SHARES. Each Stockholder hereby agrees that from the date hereof until the termination of this Agreement pursuant to Section 6.2 hereof ("the Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, such Stockholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Takeover Proposal and against any proposal for action or
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agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's certificate of incorporation or bylaws, any other material change in the Company's corporate structure or business, or any other action which in the case of each of the matters referred to in this clause (ii) could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Merger Sub or its nominees to vote the Shares directly.

             1.2. DISPOSITION OR ENCUMBRANCE OF SHARES. Each Stockholder hereby agrees that, during the Term, it shall not, and shall not offer or agree to, sell, transfer, tender, assign, pledge, hypothecate or otherwise dispose of, or create or permit to exist any Encumbrance (as hereinafter defined) on any of such Stockholder's Shares.

             1.3. PROXY. Each Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any Shares and constitutes and appoints Merger Sub and Parent, or any nominee of Merger Sub and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, at every annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the law of the State of Delaware may permit or require as provided in Section 1.1.

THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM.

             1.4. NO SOLICITATION. Each Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly through any officer, director, agent or other representative, solicit, initiate or encourage, or take any other action designed or reasonably likely to facilitate, any inquiries


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or the making of any proposal from any person (other than Parent, Merger Sub and any of their affiliates) relating to (i) any acquisition of all or any of the such Stockholder's Shares or (ii) any transaction that constitutes a Takeover Proposal, or participate in any negotiations regarding, or furnish to any person any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person to do or seek any of the foregoing. Each Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of such Stockholder and its officers, directors, agents or other representatives with any person conducted heretofore with respect to any of the foregoing. Each Stockholder shall notify Parent and Merger Sub promptly if any such proposal or offer, or any inquiry or contact with any person with respect thereto, is made and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. Notwithstanding any provision of this Section 1.4 to the contrary, if any Stockholder or any officer, director, agent or representative of such Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may take actions in such capacity to the extent permitted by Section 4.8 of the Merger Agreement.

                                   ARTICLE II.

                                TENDER OF SHARES

             2.1. TENDER. Each Stockholder hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Securities Exchange Act, its Shares. Each Stockholder hereby acknowledges and agrees that Parent's and Merger Sub's obligation to accept for payment and pay for the Shares in the Offer, including the Shares owned by such Stockholder, is subject to the terms and conditions of the Offer. For all its Shares validly tendered in the Offer and not withdrawn, each Stockholder will be entitled to receive the highest price paid by Parent pursuant to the Offer.

             2.2. CERTAIN WARRANTIES. Without limiting the generality or effect of any other term or condition of the Offer, the transfer by each Stockholder of the Shares to Merger Sub in the Offer shall pass to and unconditionally vest in Merger Sub good and valid title to the Shares, free and clear of all liens, claims, restrictions, security interests, pledges, limitations and encumbrances whatsoever.



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             2.3. DISCLOSURE. Each Stockholder hereby authorizes Parent and
Merger Sub to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

                                  ARTICLE III.

                                     OPTION

             3.1. OPTION SHARES. In order to induce Parent and Merger Sub to enter into the Merger Agreement, each Stockholder hereby grants to Merger Sub an irrevocable option (the "Stock Option") to purchase the number of Shares set forth opposite each Stockholder's name on Exhibit A hereto (the "Option Shares") at a purchase price per share equal to $29.50. If (a) the Company shall become obligated, pursuant to Section 7.2(b) of the Merger Agreement by reason of termination of the Merger Agreement pursuant to any of Section 7.1(c), 7.1(d) or 7.1(h), to pay the Termination Fee, (b) the Offer is consummated but (due to failure by any Stockholder to validly tender and not withdraw) Merger Sub has not accepted for payment or paid for the aggregate number of Shares set forth opposite such Stockholder's name on Exhibit A hereto (in which case the price per share for the Option Shares will be equal to the highest price paid in the Offer) or (c) the Merger Agreement is terminated in accordance with its terms for reasons other than the failure of Parent or Merger Sub to fulfill any obligation under the Merger Agreement, the Stock Option (i) shall become exercisable, in whole but not in part, on the date on which the first event referred to in this sentence shall occur or, if later, the date on which (x) all waiting periods under the HSR Act or similar German Law required for the purchase of the Option Shares upon such exercise shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative or regulatory agency or authority prohibiting the exercise of the Stock Option pursuant to this Agreement, and (ii) shall remain exercisable until the date which is 30 days following the first such date on which the Stock Option becomes exercisable pursuant to clause (i) of this sentence. In the event that Parent wishes to exercise the Stock Option, Parent, prior to the expiration thereof, shall send a written notice (the "Notice") to each Stockholder identifying the place for the closing of such purchase at least three business days prior to such closing.

                                   ARTICLE IV.


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                 REPRESENTATIONS, WARRANTIES AND COVENANTS OF
                                THE STOCKHOLDERS

            Each Stockholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub as follows:

             4.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Such Stockholder (if it is a corporation, partnership or other legal entity) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Merger Sub and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Merger Sub as such Stockholders' Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This Agreement has been duly executed and delivered by or on behalf of such Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which a Stockholder is trustee whose consent is required for the execution and delivery of this Agreement of the consummation by such Stockholder of the transactions contemplated hereby.

             4.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, (i) conflict with or violate the trust agreement, Certificate of Incorporation or Bylaws or other similar organizational documents of such Stockholder (in the case of a Stockholder that is a trust, corporation, partnership or other legal entity), (ii) conflict with or violate any Law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's properties is bound or affected or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Stockholder or (if such Stockholder is a corporation, partnership or other legal entity) any of its subsidiaries, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such breaches, defaults or other occurrences that would


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not prevent or delay the performance by such Stockholder of such Stockholder's obligations under this Agreement.

            (b) The execution and delivery of this Agreement by such Stockholder do not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than the necessary filing under the HSR Act or the Securities Exchange Act), domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by the Stockholder of such Stockholder's obligations under this Agreement.

             4.3. TITLE TO SHARES. Such Stockholder is the sole record and beneficial owner of the Shares set forth opposite such Stockholder's name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement.

             4.4. NO INCONSISTENT ARRANGEMENTS. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (i) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Stockholder's Shares, Company Options or any interest therein, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares, Company Options or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (iv) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

             4.5. NO FINDER'S FEES. Other than may be payable pursuant to the engagement letter between the Company and Wasserstein Perella & Co., Inc. referenced in Section 2.19 of the Merger Agreement, no broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of a Stockholder.


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             4.6. AFFILIATE AGREEMENTS. As of the Effective Time, each
Stockholder, on behalf of itself and its affiliates, hereby terminates any and all contractual rights in favor of such Stockholder and its affiliates then in effect between such Stockholder or affiliates, on the one hand, and the Company, on the other hand, including without limitation, any monitoring and advisory fees to The Carlyle Group, L.P., and each Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                            MERGER SUB AND PURCHASER

            Parent and Merger Sub hereby, jointly and severally, represent and warrant to each Stockholder as follows:

             5.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Merger Sub and Parent are corporations duly organized, validly existing and in good standing under the laws of the States of Delaware and Ohio, respectively. Merger Sub and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Merger Sub and Parent have been duly authorized by all necessary corporate action on the part of Merger Sub and Parent, respectively. This Agreement has been duly executed and delivered by each of Merger Sub and Parent and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Merger Sub and Parent, enforceable against Merger Sub and Parent in accordance with its terms, subject to the Enforceability Exceptions.

             5.2. INVESTMENT REPRESENTATIONS. (a) Merger Sub is acquiring the Stock Option and the Option Shares (collectively, the "Securities") for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act.

      (b) Merger Sub has had such opportunity as it deems adequate to obtain from representatives of the Company such information as is necessary to permit Merger Sub to evaluate the merits and risks of its investment in the Company.

      (c) Merger Sub, directly or through its affiliates, has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase



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of the Securities and to make an informed investment decision with respect to such purchase.

      (d) Merger Sub acknowledges that (A) the Securities have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and (B) the Securities cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                                   ARTICLE VI.

                                  MISCELLANEOUS

             6.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement, including those defined in Section 8.10 of the Merger Agreement, have the meanings assigned to such terms in the Merger Agreement.

             6.2. TERMINATION. This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto, (ii) by Parent or any Stockholder (with respect to such Stockholder) if the Offer or the Merger shall not have been consummated on or before 120 calendar days after the date hereof, or (iii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time and (B) immediately after the termination of the Merger Agreement in accordance with its terms; provided, however, that in the event that the Stock Option shall become exercisable pursuant to Section 3.1 hereof, Articles III, IV, V and VI of this Agreement shall survive the termination of this Agreement until the earlier to occur of the closing of the exercise of the Stock Option and the expiration of the Stock Option. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

             6.3. EXPENSES. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

             6.4. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):



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                  (a)   if to Parent or Merger Sub, to:

                        TRW Inc.
                        1900 Richmond Road
                        Cleveland, Ohio  44124
                        Attention:  Secretary
                        Telecopy:

                        with copies to:

                        TRW Inc.
                        1900 Richmond Road
                        Cleveland, Ohio  44124
                        Attention:  Treasurer
                        Telecopy:

                        and

                        Jones, Day, Reavis & Pogue
                        599 Lexington Avenue
                        New York, New York 10022
                        Attention: Robert A. Profusek, Esq.
                        Telecopy: (212) 755-7306

                  (b)   If to a Stockholder, to:

                        The Carlyle Group, L.P.
                        1001 Pennsylvania Avenue, N.W.
                        Suite 220 South
                        Washington, D.C.  20004
                        Attention:  William E. Conway, Jr.
                        Telecopy:   202-347-9250

             6.5. SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

             6.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and the Merger Agreement, as amended from time to time, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto (whether by operation of law or otherwise), provided, however, that Parent or Merger Sub may, in its sole discretion, assign or delegate its


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rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

             6.7. PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure solely to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement, provided, however, that the parties hereto specifically acknowledge that the provisions of Section 4.6 hereof are intended to be for the benefit of, and shall be enforceable by, the Company.

             6.8. WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

             6.9. FURTHER ASSURANCE. From time to time, at the other party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

             6.10. STOP TRANSFER. Each Stockholder agrees with, and covenants to, Parent and Merger Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement (including the provisions of Article III hereof).

             6.11. CERTAIN EVENTS. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

             6.12. NO WAIVER. The failure of any party hereto to exercise any right, power, or remedy provided under this agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, any custom or practice of the parties at variance with the terms hereof shall not constitute a



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waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

             6.13. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

             6.14. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state.

             6.15. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

             6.16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



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            IN WITNESS WHEREOF, each of Parent and Merger Sub has caused this
Agreement to be executed by its officer thereunto duly authorized and each Stockholder has caused this Agreement to be executed, or duly executed by an authorized signatory, as of the date first written above.

                              TRW INC.


                              By: /s/ William B. Lawrence
                                 ------------------------
                                 Name:  William B. Lawrence
                                 Title: Executive Vice President and
                                        General Counsel


                              SYSTEMS ACQUISITION INC.


                              By: /s/ Kathleen A. Weigand
                                 ------------------------
                                 Name:  Kathleen A. Weigand
                                 Title: Vice President and Secretary


                                  STOCKHOLDERS

                              THE CARLYLE PARTNERS LEVERAGED CAPITAL
                                  FUND I, L.P.
                              BDM ACQUISITION PARTNERS, L.P.
                              BDM ACQUISITION PARTNERS II, L.P.

                              By THE CARLYLE GROUP, L.P.
                                 General Partner of Each

                              By TWC VIRGINIA, INC.
                                 Its General Partner


                              By: /s/ William E. Conway, Jr.
                                  --------------------------
                                 Name: William E. Conway, Jr.
                                 Title: Executive Vice President




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                                                                       EXHIBIT A

                              List of Stockholders

Name of Stockholder                                         Number of Shares


The Carlyle Partners Leveraged                                 6,470,000
Capital Fund I, L.P.

BDM Acquisition Partners, L.P.                                   190,000

BDM Acquisition Partners II, L.P.                              1,000,000